Exhibit 99.1



                                   FOR IMMEDIATE RELEASE
                                   ----------------------------
Press Release                      Contact:  Thomas J. Noe, Investor Relations
                                   Telephone: (513) 870-3530
                                   E-Mail:  tnoe@pcbionline.com






                      PEOPLES COMMUNITY BANCORP, INC.
                  ANNOUNCES DECLARATION OF QUARTERLY CASH
                                 DIVIDEND



     Cincinnati, Ohio (August 31, 2006) - Peoples Community Bancorp, Inc. (NASDAQ:PCBI), parent of Peoples Community Bank, West Chester, Ohio, announced today that its Board of Directors declared a quarterly cash dividend of $.15 per share on the common stock of the Company. The Dividend is payable on September 30, 2006 to stockholders of record at the close of business on September 15, 2006.

     Jerry D. Williams, the Company's President and Chief Executive Officer stated that "the Company was very pleased to announce the continuation of a quarterly cash dividend policy. We believe this action further enhances shareholder value and demonstrates our commitment to and confidence in our future prospects."

     Peoples Community Bancorp, Inc. is the holding company for Peoples Community Bank, which currently operates nineteen full service offices in Butler, Hamilton and Warren Counties, Ohio and also Dearborn and Ohio Counties,
Indiana.   At June 30, 2006, Peoples Community Bancorp, Inc. had $1.1 Billion
in assets and $94.7 million of stockholders' equity.





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